Exhibit 99.2
Volcano 4q 2006 Conference Call Script
Volcano Fourth Quarter 2006 Conference Call Script — The following script will be used by Volcano Corporation in connection with its conference call to discuss its fourth quarter and full year 2006 financial results and operating activities, scheduled for February 13, 2007, 2 p.m., Pacific Standard Time (5 p.m. Eastern Standard Time).
Operator
1.	Welcome to the Volcano Corporation fourth quarter 2006 conference call. During the presentation, all participants are in a listen-only mode. Following the formal comments, we will conduct a question and answer session. To ask a question, simply press * 0. As a reminder, this conference is being recorded Tuesday, February 13, 2007. A replay of this call will be accessible through February 20th at (719) 457-0820, using passcode 9414794, or via the company’s website at www.volcanocorp.com. This script has been filed earlier today with the Securities and Exchange Commission as an exhibit on Form 8-K. I would now like to turn the call over to Mr. John Dahldorf, Volcano’s chief financial officer. Please go ahead, sir.
John Dahldorf
2.	Thank you and good afternoon everyone. With me today is Scott Huennekens, Volcano’s president and chief executive officer. Scott will highlight the key operational events of the quarter and discuss our strategy for 2007, and I will follow with a review of our financial performance and guidance for 2007. Before turning the call over to Scott, let me remind you that our prepared remarks contain forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These include statements related to the guidance about anticipated financial results, product development and clinical trial programs, the timing and receipt of regulatory approvals, market acceptance of our product offerings, the functionality and capabilities of our products, as well as forward-looking statements that we may make in response to your questions. Factors that could cause Volcano’s actual results to differ materially from those forward-looking statements are described in our filings with the SEC, including our 10-Q for the quarter ended September 30, 2006, the Registration Statement filed in conjunction with our recent equity offering, and our 10-K for fiscal 2006, which will be filed next month. Volcano cautions you not to place undue reliance on forward-looking statements, which speak only as of the date they were made. Volcano undertakes no obligation to update publicly any forward-looking statements to reflect new information with events or circumstances as of the date they are made. Scott.
Scott Huennekens
3.	Thank you John and welcome to our fourth quarter earnings conference call. As you know, we completed a successful follow on offering in December of 7.5 million shares, that included approximately 4.3 million primary shares — including the underwriters overallottment — and that generated net proceeds to the company of $67.8 million. I would like to express our appreciation for your support of the company and welcome those shareholders who may be new to the company as a result of their participation in this recent offering.

4.	While that transaction was certainly integral to the facilitation of our growth strategies, we had a number of other significant accomplishments during the quarter, beginning with the company’s financial performance. We generated record quarterly revenues of $29.5 million, a 20 percent increase over revenues in the fourth quarter of the prior year, enabling us to surpass the $100 million revenue threshold for all of 2006. Our total revenues of $103 million represent a 12 percent increase over 2005 revenues of $91.9 million. We also recorded our second consecutive profitable quarter on a GAAP basis. I want to acknowledge the contributions of Volcano employees in driving the company to a very successful 2006.
5.	Our financial results reflect the success of our strategies to both gain IVUS market share, as well as expand the market — driven by our technology leading s5 platform. In addition to our technology innovation, we are demonstrating through a very active clinical trial program that the use of IVUS enhances diagnosis and therapies and results in better patient outcomes.
6.	When we spoke with you in our last call, we had just completed the initial installations of the s5i and s5i GE Innova IVUS following their regulatory approval. I am pleased to report that these offerings, with their ease of integration and use and enhanced functionality for clinicians, are continuing to gain traction in both the United States and Europe as evidenced by our increasing installed base of systems and growth in sales of disposable catheters.
7.	Now in its full second quarter of activity, our program with GE continues to gain momentum. As we have discussed with you in the past, this is a program that we expect will build over time.
8.	We also continue to have very positive discussions with other leading players in the cath lab equipment sector regarding the incorporation of the s5i technology into their platforms and are hopeful of having one or more announcements in this area during the current year. Recently, Siemens notified its customers that we and they had recently completed the essential requirements for the compatibility of our s5i IVUS with Siemen’s AXIOM Artis System and we look forward to working with them on developing mutual opportunities.
9.	While we continue to increase our presence in Japan, we are optimistic about future opportunities there based on our ability to market the s5i VH and its unique capabilities to provide tissue characterization, automatic border detection and vessel sizing, all key points of differentiation for our offering. During the fourth quarter, we submitted our regulatory applications for use in Japan and hope to have regulatory approval in the second quarter and begin marketing the integrated s5i device by the third quarter.
10.	At the start of the fourth quarter — and as we discussed with you in the last call — we launched the Revolution catheter on our IVG console in the United States and Europe. As a reminder, the Revolution is a 45-megahertz rotational high frequency catheter and we are the only company offering clinicians both phased array and rotational IVUS catheters. The market response has been very positive and we are confident that this offering will have broader market acceptance and drive additional revenue once we launch Revolution on our family of s5 consoles in the United States, Europe and Japan. For the United States and Europe, we plan to launch Revolution on the s5 family in the third quarter of this year. We will add Revolution on the s5 family with VH by the end of 2007. In Japan, we expect regulatory approval for the Revolution on our IVG console in the fourth quarter, and on the s5i family in the first half of 2008. Our discussions with the Japanese regulators on this submission continue to go as planned. Revolution regulatory approval in Japan is a significant 2007 milestone for Volcano.

11.	In addition, our angio IVUS mapping, or AIM program, continues to hit key milestones. Working with Paieon, we are developing IVUS and angiographic co-registration on our IVUS consoles that will enable physicians to take advantage of the advanced features of IVUS while working in the familiar realm of angiography. We have regulatory clearance for this feature in both the United States and Europe and initiated a limited launch of the capability on our IVG console during the quarter. Similar to the Revolution on the s5 family, AIM will also have broader market acceptance and product potential when it is launched on the s5i integrated platform. We are putting most of our effort behind a higher-level integration of this offering for the s5 family of consoles and plan that release during the latter part of the second half of this year.
12.	We are also making progress with our programs to enhance the capabilities of the company’s functional measurement, or FM products. Last quarter, we received regulatory approval in Japan for our combo wire, which measures both pressure and flow on one wire, and we are now fully ramping our sales and marketing effort behind that offering. We have launched several major initiatives to enhance the performance of our FM wires and expect to have those ready for the market in the second quarter. In addition, we are continuing our improvement programs for the ComboMap, our PC-based mobile console with improved user interface functionality that streamlines the measurement process and provides diagnostic information more quickly and in a simpler format. I might add that we are working on incorporating a feature of our FM technology, called Fractional Flow Reserve, or FFR, into the s5 platform. FFR measures pressure on both sides of the lesion and provides information on blood flow around the lesion. We will begin customer preference testing for this feature during the second quarter and initiate a full market launch in the third quarter. FFR will be available on all s5 consoles and we believe this capability will provide another point of differentiation for our s5 family of consoles.
13.	Suffice it to say, we have a high level of activity in the product development area with our current offerings and I’ll speak to our key 2007 initiatives after I update you on some of our clinical trial activity.
14.	In the PROSPECT trial, a 700-patient study of the natural history of plaque in acute coronary syndrome patients with coronary artery disease, data on 250 patients was presented at TCT in October. As we discussed with you last time, we believe the interim data presented at TCT shows that IVUS technology enhances both the diagnosis and treatment of coronary artery disease and that we are finding plaque and stenosis that should be treated based on today’s criteria — which we feel could lead to further support for IVUS use in diagnostic angiography. We are expecting that baseline data on 500 patients will be presented at the PCR in May, and baseline data on all 700 patients is expected to be presented at this year’s TCT in October.

15.	Enrollment in our VH Registry has now surpassed 3,200 patients. This is a non-randomized, prospective global study exploring the correlation of plaque characteristics with patient demographics, clinical presentation and cardiac risk factors. Interim data on the first 990 patients that was discussed at TCT provided a number of insights that demonstrate the value of our technology in diagnosing the locations of plaques and their tissue characterization correlated to patient demographics, clinical presentation and cardiac risk factors. We expect publication of this data to take place in the first half of 2007.
16.	We have analyzed the data from the 30-patient CAPITAL trial, the study conducted by the Arizona Heart Institute focused on the use of IVUS and VH to 1) provide in-vitro validation of the VH information, 2) diagnose and better understand carotid artery disease and 3) assess carotid artery stent placements for accuracy and apposition. This data was presented at the Arizona Heart Endovascular Congress meeting this morning. The data shows the correlation of the VH technology to the actual histology removed during a carotid endarterectomy as well as the malapposition of carotid artery stents after placement that can occur when not using IVUS.
17.	Lastly, we are in the final phase of the trial design for the CHECK study, or Carotid Histology Evaluation and Correlation to patient worKup. This 300-patient trial will be a registry of stented carotid artery patients in the United States, Europe and Japan who undergo IVUS imaging of their carotid arteries pre-and post-stenting. We continue to expect enrolling our first patient in this trial during the first half of this year.
18.	Before John speaks to our financial results, I want to lay out some of our major strategic initiatives for 2007.
19.	It continues to be very clear that the ongoing concern regarding the safety of drug- eluting stents and historical restenosis issues with bare metal stents represents a potentially significant opportunity for Volcano, driven by heightened awareness and increasingly favorable views on the use of IVUS for better clinical results when using IVUS with either drug-eluting or bare metal stents. Our Vfusion strategy, which makes IVUS easier, faster and more compelling — or always there, always on — dovetails nicely with this opportunity by providing a higher quality image to assist clinicians with stent optimization. As many of you know, the STLLR study of more than 1,500 Cypher-stented patients showed that stents were improperly placed in two-thirds of procedures using only angiography. Is there another implantable device with scientific evidence demonstrating that is implanted incorrectly two-thirds of the time? It is our belief that Volcano IVUS with our unique differentiated technologies, such as integration, VH, Chromoflow and co-registration can play a significant role in reducing the uncertainty associated with the use of stents and foster increased demand among interventional cardiologists.

20.	Based on our view of this opportunity, we announced in December a collaboration with three leading core labs under which we will provide IVUS catheters free of charge for use in Pivtoal DES clinical trials. This program will be available to stent manufacturers using the core lab services of Stanford, Cardialysis and the Cardiovascular Research Foundation. Our goal with this program is to facilitate the use of IVUS to demonstrate its value and help mitigate the shadow of uncertainty that exists over stents. There has been a favorable response to this program, with a number of study proposals being evaluated, and we would expect at least a couple of studies to begin under this program during 2007.
21.	A second major initiative this year will be in the area of using IVUS in conjunction with diagnostic angiography on an outpatient basis. This is a sizeable market opportunity, with two million diagnostic angiography procedures performed in the United States alone annually. IVUS can provide critical supplementary information to angiography diagnosis and mitigate the problem with false negatives and positives that occur when these procedures are performed with angiography only. In addition, there is currently favorable reimbursement available. Another advantage for us is that we are addressing the same customer base for this application as we are with our current efforts. We will begin our market development programs targeted to this opportunity this year, and expect it to begin contributing revenues in 2008.
22.	A third area of opportunity is Intra-Cardiac Echo, or ICE, and we are continuing our development efforts for catheters that will generate internal images of the heart chambers that can be used to guide structural heart therapies, such as afib ablations and PFO closures. We performed our first animal tests with our ICE catheter in January. In the U.S. alone, we are looking to address a market where more than one million cases of surgical interventions occur annually and better tools are needed to enable and enhance emerging therapies that are moving these procedures to percutaneous approaches. We expect to commercialize our first ICE product offerings in the first half of 2008.
23.	We have an extensive ongoing clinical program in the area of vulnerable plaque, including several of the studies I mentioned earlier. Vulnerable plaque is truly a hidden disease, accounting for a majority of heart attacks. There is a clear need for tools that can provide better detection and enhanced therapy. While the data reported — such as at TCT — is baseline and preliminary, we believe that our VH technology will help identify the location and characteristics of vulnerable plaque. With the increasing prevalence of coronary artery disease, this market has the potential to be a significant opportunity for the company. We expect to begin addressing the Vulnerable Plaque market in the first half of 2009 after two-year follow up of PROSPECT patient data is reported in late 2008.
24.	A final area of focus this year will be in the area of carotid and peripheral artery applications. While we’ve been in the peripheral market for some time now — and it is a growing market — we are putting additional focus on the potential use of our technology in the growing carotid artery stenting market. The combination of the completion of the CAPITAL study and dissemination of its results, the increases in CMS reimbursement for asymptomatic patients announced recently and the launch this year of the CHECK study I mentioned earlier, we believe represents a significant opportunity to highlight to the market the benefits of using IVUS to guide carotid artery stenting.
25.	In closing, we had a terrific 2006 and as we begin 2007, we are achieving our strategic, technology and financial objectives. We are laying the groundwork for potential future growth with initiatives that are designed to grow our existing markets and our share of them, and expand our technology into large, new market opportunities. In addition, we continue to facilitate partnerships with industry leaders and explore external avenues of growth. We see the following as among our key operational milestones for 2007:

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•	Capitalizing on a full year of having our s5 family of consoles in the market, including our program with GE. A key initiative for us is to expand our distribution of IVUS consoles to drive penetration of the existing 6,000 global cath labs. This includes expanding our own direct channels globally, adding to our partnerships with non-invasive imaging companies, partnering with stent manufacturers on co-marketing initiatives, and expanding the functionality of our integrated IVUS platforms with, for example, FFR in the third quarter of this year and ICE in the first quarter of 2008.
•	Introducing new best-in-class products continuously and having all of our differentiating features working on our s5 platform by year-end. This includes incorporating advanced functionality, such as the Revolution catheter, VH, co-registration and FM features, into our s5 family of IVUS consoles by year-end.
•	Maintaining our product development timelines for new products, including the introduction of our ICE products in early 2008.
•	Receiving approval of, and initiating market launches for, our enhanced s5 capabilities in Japan. This includes introducing both the s5i and Revolution on IVG and s5 by year-end. I might note that we have initiated some significant investments in the Japanese market to develop a more significant infrastructure and capabilities. John will discuss the financial implications of this effort, but we will be enhancing our capabilities in a number of areas, including sales and marketing, logistics, regulatory, clinical and finance through the year. Additionally, Volcano announced today, the signing of a non-exclusive distribution agreement with the Endovascular division of the J&J Cordis unit in Japan. This new agreement provides for Cordis Endovascular to act as Volcano’s distributor in Japan for customers using IVUS for peripheral and other endovascular, or non-coronary procedures. Historically, Cordis Endovascular has been a very effective sub-distributor for Volcano in Japan—working through our distributor Fukuda. This new arrangement enables Volcano and Cordis to work directly to further develop the market for IVUS in peripheral interventions in Japan. The agreement is structured as a one-year renewable contract and incorporates a special arrangement whereby Volcano and Cordis working together will seed certain high volume peripheral IVUS accounts with Volcano’s state-of-the-art s5 IVUS systems. These new systems will replace a fleet of aging IVG consoles and should further spur IVUS use in this growing field. A press release detailing the agreement can be found on our website, www.volcanocorp.com.
•	Significantly expanding our U.S. sales force and marketing teams to successfully address our growing installed base, as well as continue grow the IVUS market and our share of it.

•	Enhancing and launching our new FM product offerings, including new wire improvements and enhanced hardware and software solutions. These initiatives should put us in a position to regain lost business, increase our share of the FM market and grow the FM market.
•	Achieving improved manufacturing efficiencies and cost reductions in other areas of our company. Our goal is maintaining ongoing cost reductions of two-to-three percent annually.
•	Hitting key milestones in the strategic initiatives, such as stent optimization, diagnostic angiography, ICE, vulnerable plaque and peripheral applications that I discussed with you earlier.
26.	We thank you again for your interest and look forward to reporting our progress going forward. I’ll now ask John to review our financial results and guidance for 2007. John.
John Dahldorf
27.	Thanks Scott and hello again. As was mentioned earlier in the call, our revenues for the fourth quarter of 2006 were $29.5 million, a 20 percent increase over revenues of $24.7 million in the fourth quarter a year ago, and a six percent increase over revenues of $27.8 million in the third quarter of this year. This brought total 2006 revenues to $103.0 million versus $91.9 million in fiscal 2005. A couple of quick comments about our quarterly and full year results. Keep in mind that we discussed a deferral of FM system revenues last quarter so that we could incorporate our ComboMap feature. That feature has now been installed at customers, so our FM revenues in the fourth quarter were favorably impacted by approximately $500,000. We also had some delays in FM disposable orders in Japan in the third quarter as customers awaited the release of our combo wire, and these revenues were recorded in the fourth quarter. With respect to 2005, a reminder that revenues include approximately $2.3 million in the fourth quarter and $10.5 million for the full year that are related to the initiation of the IVUS Goodman distributor relationship in Japan.
28.	With respect to a breakout of the quarter’s revenues, consolidated revenues for IVUS systems and related equipment were $7.4 million versus $6.4 million a year ago. In the United States, these revenues were $3.5 million versus $1.0 million. In Japan, they were $2.2 million versus $3.4 million and in Europe, they were $1.5 million versus $1.7. IVUS consoles placed globally during the quarter were 145, including both units sold and those placed under our various catheter utilization programs.
29.	On a consolidated basis, IVUS disposable revenues were $17.7 million versus $14.2 million a year ago, an increase of 25 percent. In the United States, they were $8.9 million versus $7.1 million, also an increase of 25 percent. In Japan, they were $5.8 million versus $4.5 million, an increase of 29 percent and in Europe they were $2.5 million versus $2.4 million, an increase of four percent. By the way, I might note that overall annual IVUS disposable revenues grew nearly 23 percent year-over-year.

30.	Functional measurement consolidated revenues were $3.8 million versus $3.5 million. In the United States, revenues were $1.5 million versus $1.9 million. In Japan, they were $919,000, versus $367,000 and in Europe they were $1.2 million versus $1.1 million.
31.	Other revenues on a consolidated basis were $593,000 in the quarter versus $648,000 a year ago.
32.	Gross margin in the fourth quarter of 2006 was 61 percent. This compares with 39 percent in the fourth quarter a year ago and 62 percent in the third quarter of 2006. Impacting our gross margin in the fourth quarter of 2006 were warranty and reserve adjustments associated with the introduction of our new s5 platform.
33.	Operating expenses were $17.5 million versus $15.2 million in the fourth quarter a year ago and $16.5 million in the third quarter of 2006. Factors contributing to the increase in operating expenses included growth in SG&A due to increased headcount, higher sales force compensation and expenses associated with our activities at TCT.
34.	Non-cash stock based compensation expense was $901,000, versus $494,000 a year ago and $809,000 in the third quarter of 2006. Net income for the fourth quarter of 2006 was $1.4 million, or $0.04 per diluted share, versus a loss of $6.9 million, or $1.01 per share, in the same quarter a year ago. Excluding stock-based compensation expense, our net income for the quarter was $2.3 million or $0.06 per diluted share, versus a loss of $6.4 million, or $0.94 per share a year ago. Weighted average diluted shares outstanding in the fourth quarter were 38.2 million versus 6.8 million in the same period a year ago. The increase reflects the impact of our IPO, our follow on offering in December and the exercise of warrants.
35.	On a GAAP basis, for all of fiscal 2006 we had a net loss of $8.6 million, or $0.41 per share, compared to a net loss of $15.3 million, or $2.28 per share, in 2005. Excluding stock-based compensation expense, we had a loss of $4.2 million, or $0.20 per share, compared with a net loss of $13.3 million, or $1.99 per share, in 2005. A reconciliation of our GAAP to non-GAAP results can be found in today’s earnings news release on our website at www.volcanocorp.com.
36.	Turning to the balance sheet, we ended 2006 with $95.5 million in cash, cash equivalents and short-term investments available for sale compared with $15.2 million at the end of 2005 and $25.1 million at September 30, 2006. Factors impacting our cash balance include the two equity offerings, partially offset by cash used for operating purposes, the repayment of debt and payment of offering related expenses.
37.	With respect to guidance, we will offer the following metrics: Revenue; margin; operating expenses; GAAP earnings per share; earnings per share excluding stock-based compensation expense; and expected share counts on an annual basis.
38.	For fiscal 2007, we are expecting total revenues of approximately $120 million. Gross margin for the year is expected to be 60-61 percent. While we will be implementing manufacturing cost reduction programs during the year designed to achieve the cost reduction goals Scott mentioned earlier, and expect to realize increased volumes, these programs will be partially offset in 2007 by Revolution upgrade kit sales in Japan. As a result our gross margin will remain comparable to the past couple of quarters.

39.	We expect that operating expenses, which include nearly all of our stock-based compensation expense and approximately $3.1 million of intangible amortization, will be 68-69 percent of revenues in fiscal 2007. Our plan calls for increased SG&A spending as we build out our sales force and marketing programs, as well as develop a larger presence in Japan. In addition, we are planning for increased spending in research and development to fund the new product development programs, new market initiatives and expanded clinical trial efforts that we’ve discussed with you today.
40.	On a GAAP basis, we expect to report a net loss of approximately $0.15 per basic share. Excluding stock-based compensation expense of approximately $6.8 million, Volcano expects to report net income of $0.03 per diluted share. Weighted average shares outstanding at year-end 2007 are estimated to be approximately 37.7 million basic shares and 41.9 million shares on a diluted basis. In addition to the margin and expense issues I’ve just mentioned, other factors impacting our outlook for 2007 include increased stock-based compensation expense and a full year of public company costs, and increased interest income, resulting from our increase in cash and minimal interest expense.
41.	As many of you know, it has been our practice to file our prepared remarks for the quarterly conference calls as an 8-K, as we have done today, as we felt it would help facilitate understanding of the company as we started out in the public arena. Beginning with our reporting for fiscal 2007, we will be discontinuing that practice. As you may know, there are several third-party providers that make transcripts of these calls available. We will continue to ensure that we cover material information and appropriate detail in our press releases, and of course, during the calls.
42.	Before opening the call to questions, let me mention that we will be appearing at the Cowen Healthcare conference next month. In addition, we are planning to hold an investor event at the American College of Cardiology and will be providing details on that in the very near future. Thank you again for your time today and we’ll now open the call to your questions.

Revenue Summary (in millions)	Q4 ‘06	Q4 ‘05	2006	2005
IVUS Systems:
United States	$3.5	$1.0	$10.7	$5.6
Japan	2.2	3.4	5.5	13.8
Europe, the Middle East and Africa	1.5	1.7	4.1	3.1
Rest of World	0.2	0.3	1.8	1.1
Total IVUS Systems	$7.4	$6.4	$22.1	$23.6
IVUS Disposables:
United States	$8.9	$7.1	$32.8	$27.3
Japan	5.8	4.5	22.4	17.9
Europe, the Middle East and Africa	2.5	2.4	9.3	8.0
Rest of World	0.5	0.2	1.8	0.9
Total IVUS Disposables	$17.7	$14.2	$66.3	$54.1
FM:
United States	$1.5	$1.9	$5.6	$6.3
Japan	0.9	0.4	1.9	1.4
Europe, the Middle East and Africa	1.2	1.1	4.0	3.8
Rest of World	0.2	0.1	0.5	0.5
Total FM	$3.8	$3.5	$12.0	$12.0
Other	$0.6	$0.6	$2.6	$2.2
Total	$29.5	$24.7	$103.0	$91.9